Form 20-F	EXHIBIT 14.2	July 29, 2013

CANALASKA URANIUM LTD.

AUDIT COMMITTEE CHARTER

The audit committee is elected annually by the board of directors to assist the board in fulfilling its oversight responsibilities. The committee is primarily responsible to the board for the overseeing of managements process of reporting of the financial statements, management discussion and analysis (“MD&A”) and other financial reports provided by the Canalaska Uranium Ltd., (the “Company”) to any regulatory authority or to the public. Secondly, the committee is required to review the system of internal controls for finance, accounting, and legal compliance. Performance of other duties as may be required from time to time by the board of directors or as required by the amendment of this charter.

COMPOSITION OF AUDIT COMMITTEE

The audit committee is composed of three independent directors. A quorum shall be a majority of members. The chair of the audit committee will be elected by the board of directors. The term for the members will be for one year at which time they may be re-nominated.

RELEVANT EDUCATION AND EXPERIENCE

All of the members of the audit committee shall be financially literate. Financially literate is the ability to read and understand a set of financial statements that present a level of complexity of the issues that can presumably be expected to be raised by the Company’s financial statements. Members will have relevant education or experience to sufficiently execute their duties and responsibilities.

The audit committee is required to name the financial expert who should have a strong financial ability to understand and assess accounting principles relating to estimates, accruals and reserves and financial statements, an understanding of internal controls and the financial reporting process, and experience in the preparation and auditing or evaluating issuers of a similar level of accounting complexity.

ROLE OF THE AUDIT COMMITTEE

The primary purpose of the audit committee is to:

  Oversee the selecting and appointment of an auditor
  Oversee the conducting of the audit
  Review and appraise the performance of the auditors, and recommend replacement if warranted
  Set the remuneration to be paid to the auditors for the audit
  Pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the issuer’s external auditor
  Oversee the process by which management identifies and manages principle risks that could impact the financial reporting process
  Monitor the integrity of the financial reporting process and system of internal controls regarding the reporting process and ensure implementation of such controls and procedures
  Oversee the Company’s compliance with legal and regulatory reporting
  Where appropriate, engage independent counsel and or other advisors as may be necessary to carry out its duties
  Review and update this Audit Committee Charter on an annual basis or as required
  Assist the CEO in reviewing the performance of the Chief Financial Officer (“CFO”)
  On an annual basis the Committee shall report to the Board that they are compliant with the duties and responsibilities of this Charter

RELATIONSHIP WITH AUDITORS

The audit committee members shall:

  Review and discuss any disclosed relationships or services that may impact the objectivity and independence of the auditors
  Consult with auditors independent of management
  Review any significant judgements made by management in the preparation of the financial statements
  Review and significant disagreements or difficulties during the audit
  Review and approve any non-audit services to be provided to the Company

INTERNAL CONTROL OVERSIGHT

The Audit Committee provides oversight of the internal control and disclosure procedures and systems that are designed by management to effectively in control the financial, monetary, operational, technical and administrative processes undertaken by the Company which may include:

•	business functions
•	accounting processes
•	cash transactions
•	information technology systems
•	information management
•	document and records handling
•	personnel
•	assets and liabilities
•	disclosure and reporting
•	authorization and management systems
•	administration systems

Disclosure controls and procedures ("DC&P") are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Corporation's Chief Executive Officer and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure. Internal control over financial reporting ("ICFR") is designed to provide reasonable assurance that such financial information is reliable and complete.

The Chief Financial Officer is responsible for the preparation, presentation and integrity of the financial statements and any financial information filed with securities regulatory authorities or stock exchanges or otherwise publicly disseminated and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

Due to its inherent limitations, no system of internal control over financial reporting, including those determined to be effective, may prevent or detect all misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

MEETINGS OF THE AUDIT COMMITTEE

The committee will meet at least four times per year and to discuss specific issues when necessary. These meetings will be either of in person or via teleconferencing. A quorum will be a minimum of two members, or the committee may delegate some of its duties to one or more members.

The minutes of the meetings should be recorded and approved as a true record of the decisions taken. A secretary should be appointed to set up the meetings, prepare the agendas, take minutes and prepare any necessary information for the members.

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The committee is authorized to invite management or other specialists to meetings in order to provide expert opinion or information in respect of issues being discussed.

PUBLIC DISCLOSURE OF FINANCIAL INFORMATION

The audit committee must review and approve the Company’s interim and annual financials statements and the associated MD&A before they are presented to the Board for full Board approval, prior to the information being disclosed to the regulatory authorities and for public distribution.

SAFE HARBOUR

The audit committee has established a procedure for the confidential, anonymous submission by employees of the Company of any concerns regarding questionable accounting or auditing issues. Any concerns can be reported to Whistle Blower Security Inc., by email to canalaska@whistleblowersecurity.com or by calling 1-866-921-6714.

AUTHORITIES

In order to undertake its activities, the committee is authorized to study and investigate any activity within the organization or its subsidiaries, and shall require all employees to co-operate fully with such investigations. The committee is also authorized to appoint any additional experts that it considers necessary in the completion of its duties.

ANNUAL REVIEW OF CHARTER AND REPORT TO THE BOARD

The Audit committee members will review this Charter on an annually basis, or as needed and will report to the Board on an annual basis that the Committee has executed it’s duties in compliance with this Charter.

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